                MESSAGE FROM THE CEO
                 Desert Capital REIT
                 Todd B. Parriott

Dear Stockholders,

In our last newsletter we reviewed the composition of Desert Capital REIT’s portfolio as well as the obstacles our Company has faced resulting from turbulent market conditions.  I want you to know that we continue to focus our efforts on balancing market challenges with executing the most strategic solution for each asset within our portfolio.

We have all been inundated with negative news from many media sources indicating that, among other things, the market has not yet hit or rebounded from the bottom, and that the future remains uncertain at best.  Unfortunately we cannot provide any evidence to counter this sentiment, as Desert Capital REIT has been and continues to be dramatically impacted by the market’s crash.  During the second quarter of 2009, Desert Capital REIT reclassified nearly $19 million in assets from mortgage loans to Real Estate Owned (REO) as we foreclosed on properties due to Borrower nonperformance.

Based on our assessments and knowledge of local and surrounding market conditions, and using the guidance of generally accepted accounting principles, we wrote down the values of numerous assets to reflect our best estimate of current property valuations.  These write-downs of the assets within the portfolio have reduced the overall portfolio value to $65.7 million as of June 30, 2009 from $96.7 million at December 31, 2008, resulting in a net asset value in today's market of approximately $3 to $4 per share.  While the write-downs have been incredibly difficult to manage, these losses are a direct result of the dramatic downturn we have witnessed in the local and nationwide real estate market.

Initially the downslide of real estate markets nationwide impacted primarily the residential sector; however more recently the liquidity problems have begun to impact commercial real estate.  Many businesses are postponing or canceling expansions, downsizing, or ceasing operations completely.  This has contributed to increasing commercial vacancy rates, with property owners scrambling to determine the level of rent concessions they can afford in order to attract new tenants to replace those they have lost.  We currently hold commercial assets (commercially zoned land and buildings) in a market that contains an overabundance of supply with owners seeking tenants, thereby placing downward pressure on present commercial property values.

As our Chief Financial Officer, Stacy Riffe, mentioned to you in our previous communication, our intent has not been to engage in fire-sale practices in a market that doesn’t favor sellers. However, in some situations, the carrying costs associated with holding onto a property may outweigh the uncertain future potential gains from selling later.  In these cases, the Company may benefit more from selling the property at a loss today and using the cash proceeds generated from the sale for working capital or investment purposes.  Every property within the portfolio offers a unique situation with numerous variables to consider, as well as wide-swinging value potentials.  For this reason, as circumstantial landowners, our advisor has employed specialized personnel to evaluate each property’s potential over the next five years. I would like to introduce Mark Taylor.

Mark Taylor is the Senior Vice President of Operations for Desert Capital REIT.  Mark brings a depth of experience in the residential and commercial sectors where he has acquired, developed, negotiated, and sold a variety of real estate projects amid challenging market conditions.  Mark is currently heading operations for one of our recently acquired commercial properties, and also analyzing extensive financial models for every asset within the portfolio to determine the best course of action as we approach the December 31, 2011 list or liquidate timeframe.

The transition from holding a portfolio of loans to owning a portfolio of properties is a major shift.  It requires different skills, different strategies, and most importantly, it requires capital.  Often we are asked why we don’t just hold the properties until the values return.  While on the surface this can appear to be a good idea, there are a few reasons why we must be cautious with such an approach.

1)  In order to maintain ownership of a property there are costs associated with taxes, HOA fees, SID fees (where applicable), insurance, management and marketing, and where there is a building structure we incur maintenance and utility costs. Sometimes these costs outweigh the potential benefit of holding the property.
2)  When determining whether to hold a property we also analyze the opportunity cost.  If we sell a property and reinvest the proceeds in a new loan, we should be able to make 12% or more.  When making a buy vs. sell decision, if we don’t believe a property will return in excess of 12% annually (net of the costs mentioned above), then even though the value may be distressed it may make more sense to sell it.
3)  Lastly, the costs involved in foreclosing and managing  REO properties are substantial, and until the REIT is able to invest in income-generating assets, we will need to sell properties to cover the cash requirements.  We have been careful in determining which assets to liquidate.

While Mark and his team continue to evaluate and execute resolution strategies for the properties we own, we must fund carrying costs associated with property ownership. Recognizing that the carrying costs for a number of properties would continue to mount during our holding period, we determined that placing a small amount of debt on each property would provide us the liquidity necessary to cover the short-term carrying costs of ownership and maintenance of our foreclosed assets.

This liquidity solution helps to alleviate the burden of ongoing carrying costs which might otherwise force us to liquidate properties at extreme discounts because of our inability to support the property expenses.

Given the fact that very few loans within the portfolio are producing monthly income at this time, funds generated from the issuance of debt could also provide short-term relief to ensure our ability to continue operations.  Desert Capital REIT has maintained a lower debt ratio than the industry average for REITs. Our decision to incur additional debt at this time is necessary as we work to address currently unfulfilled obligations such as death put redemptions, our advisory, REO servicing, and legal fees that continue to accrue.

Future decisions will continue to be difficult, and as we work through the challenges posed by these difficult times, we will continue to modify our strategies in an effort to strengthen the REIT’s financial standing, while acting in the best interests of our stockholders.

/s/Todd B. Parriott
CEO & Chairman of the Board
Desert Capital REIT